EXHIBIT 10.27
                                 NON-STATUTORY
                            STOCK OPTION AGREEMENT
                                      of
                             METALCLAD CORPORATION

       THIS NON-STATUTORY STOCK OPTION AGREEMENT, hereinafter referred to as the "Option" or the "Agreement" is made as of the 15th of May, 1997 between METALCLAD CORPORATION, a Delaware corporation (the "COMPANY") and Anthony C. Dabbene (the OPTIONEE"), residing at 26921 Magnolia Court, Laguna Hills, California 92653.

       The Board of Directors of the COMPANY hereby grants an option on 100,000 shares of common stock of the COMPANY ("Common Stock") to the OPTIONEE at the price and in all respects subject to the terms, definitions and provisions of the Agreement.

       1.  Option Price.  The option price is $1.25 per share.

       2.  Exercise of Option.

           2.1 Right to Exercise. The options shall be exercisable by the OPTIONEE, his personal representative, or his assignee, in whole or in part in accordance with the terms of this Agreement and is exercisable for a period of (10) years from the date hereof; expiring on May 29, 2007.

           2.2 Method of Exercise. This Option shall be exercisable by a written notice which shall:

                (a) State the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the shares are to be issued (if the shares are issued to individuals), the names, addresses and Social Security Numbers of such persons; and

                (b) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as are required by law may be satisfactory to the COMPANY's counsel; and

                (c) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the OPTIONEE, be accompanied by proof, satisfactory to counsel for the COMPANY, of the right of such person or persons to exercise the Option; and

                (d) Be accompanied by a payment for the purchase price of those shares with respect to which the Option is being exercised in the form of a certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

           2.3 Restriction on Exercise. As a condition to his exercise of this Option, the COMPANY may require the person exercising this Option to





  comply with applicable laws or regulations.

       3. Transferability of Option. This Option may be transferred in any manner by will or the laws of descent or distribution and may be exercised during the lifetime of the OPTIONEE by an assignee of the OPTIONEE.

       4. Stock Subject to the Option. The COMPANY shall set aside 100,000 shares of the Common Stock which it now holds as authorized and unissued shares. If the Option should expire or become unexercisable for any reason without having been exercised in full, the unpurshased shares which were subject thereto shall be free from any restrictions occasioned by this Option Agreement. If the COMPANY has been listed on the stock exchange, the COMPANY will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class may then be listed and until the COMPANY has taken such steps as may, in the opinion of counsel for the CORPORATION, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state blue sky laws and regulations, in connection with the issuance or sale of such shares, and the listing of such shares on each such share on each such exchange. The COMPANY will use its best efforts to comply with any such requirements forthwith upon the exercise of the Option.

       5. Adjustments Upon Changes in Capitalization. If all or any portion of the Option is exercised subsequent to any stock dividend, split-up, capitalization, combination or exchange of shares, merger, transaction of or by the COMPANY, as a result of which shares of any class shall be issued in respect of outstanding shares of the class covered by the Option or shares of the class covered by the Option shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising such an Option shall receive, for the aggregate option price payable upon such exercise of the Option, the aggregate number and class of shares equal to the number and class of shares he or she would have had on the date of exercise had the shares been purchased for the sale aggregate price at the date the Option was granted and had not been disposed of, taking into consideration any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or other similar change or transaction; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. Provided, however, any shares which are issued at or about this option price or pursuant to warrant or options whose exercise price is at or above the exercise price provided in the agreement shall not be considered to be diluted for the purpose of this agreement and no adjustment will be made.

       6. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the COMPANY shall be addressed to it at its principal office, at 3737 Birch Street, Suite 300, Newport Beach, California 92660, to the attention of the Secretary of the COMPANY. Each notice to the OPTIONEE or other person or persons then entitled to exercise the Option shall be addressed to the OPTIONEE or such other





  person or persons at the OPTIONEE's address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

       7. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the COMPANY. All obligations imposed upon the OPTIONEE and all rights granted to the COMPANY under this Agreement shall be binding upon the OPTIONEE's heirs, legal representatives, and successors. This Agreement shall be the sole and exclusive source of any and all rights which the OPTIONEE, his heirs, legal representatives, or successors may have in respect to the Plan or any options or Common Stock granted or issued thereunder, whether to him, or herself, or to any other person.

       8.  Resolution of Disputes.   Any dispute or disagreement which
  should arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement will be determined by the Board of Directors of the COMPANY. Any determination made hereunder shall be final, binding, and conclusive for all purposes.

  IN WITNESS WHEREOF, the COMPANY and the OPTIONEE have caused this Agreement to be executed as the day, month and year first above-written.






  COMPANY:      METALCLAD CORPORATION
                a Delaware corporation


                By:
                   ------------------------------------
                   GRANT S. KESLER, President



  (CORPORATE SEAL)



  OPTIONEE:
                   ------------------------------------
                   Anthony C. Dabbene